UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549


                          FORM 8-K



                       CURRENT REPORT
           PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 16, 2004


                   American Water Star, Inc.
   (Exact Name of Registrant as Specified in Its Charter)

                           Nevada
       (State or other jurisdiction of incorporation)


          000-22785                          87-0636498
     (Commission File Number)             (I.R.S. Employer
                                          Identification No.)


     4560 S. Decatur, Suite 301, Las Vegas, Nevada         89103
     (Address of Principal Executive Offices)            (Zip Code)


                        702-740-7036
    (Registrant's Telephone Number, including area code)



Former Name or Former Address, if Changed Since Last Report)




Item 5.   Other Events and Required Regulation FD Disclosure.

On June 17, 2004, American Water Star, Inc., a Nevada corporation (the "Registrant"), announced that the American Stock Exchange has approved a listing of the Registrant's common shares. Trading is scheduled to begin on June 18, 2004, under the ticker symbol "AMW." The firm of AIM Securities Co. will serve as the Registrant's Specialist. A copy of Registrant's press release announcing this event is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On June 16 and 17, 2004, the Registrant implemented certain corporate governance measures, which include the following:

     - Increased the number of members of the board of directors from two to four;

     - Appointed Dale Paisley and David Lieberman as independent directors to fill the newly created board positions;

     - Adopted the charter for a compensation committee of the board of directors and named Dale Paisley, Chair, and David Lieberman, member;

     - Adopted the charter for an audit committee of the board of directors and named Dale Paisley, Chair and the "audit committee financial expert", and David Lieberman, member;

     - Adopted the charter for a nominating and governance committee of the board of directors and named of Dale
        Paisley, Chair, and David Lieberman, member;

     - Adopted or formalized various governance policies and procedures; and

     -  Appointed Dale Barnhart to serve as the Registrant's
        Chief Financial Officer to replace Roger Mohlman, who remains as the Company's Chairman of the Board, Chief
        Executive Officer, and President.

Set forth below are brief descriptions of the backgrounds of the newly appointed directors and the Chief Financial
Officer:

Dale Paisley
------------

For more than the past five years, Mr. Paisley has been a financial and accounting consultant, primarily to small publicly held companies. He assists his clients with regulatory reporting with the Securities and Exchange
Commission and state agencies.  Between 1977 and 1991, Mr.
Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers), where he served as engagement partner for a variety of publicly held companies.

From 1999 to October 2002, Mr. Paisley provided consulting services to, and has served as temporary Chief Financial Officer and Chief Executive Officer of, several public and private companies, including American Inflatables, Inc. from 1998 to 2000. From October 2002 until December 2003, he was President of SoCal Waste Group, Inc., a California corporation located in Orange, California, that provides solid waste transportation services and from February 2003 until December 2003 he was Chief Executive Officer and Chief Financial Officer of USA Biomass Corporation, a Delaware corporation located in Orange, California, that is the parent of SoCal Waste Group, Inc. He has served on the Board of Directors of USA Biomass Corporation since February 2003. From 1997 to 1998, Mr. Paisley was a member of the Board of Directors and Chairman of the audit committee of Amcor Financial Corporation, a Delaware corporation located in Coachella, California, that was an agribusiness and real estate company.

Mr. Paisley received his B.S. in accounting from San Diego
State University.

David Lieberman
---------------

After receiving his B.A. in business from the University of Cincinnati, Mr. Lieberman became a Certified Public Accountant in the State of California, where he was employed by Price Waterhouse (now PricewaterhouseCoopers) as a Senior Accountant between 1967 and 1972. During much of the following three decades, Mr. Lieberman has served as a management and operations consultant, as well as having held executive financial and operational positions (President, Executive Vice President, Chief Financial Officer, and director) with various public and private companies. From February 2001 to January 2002, Mr. Lieberman provided consulting services for The Amanda Company, a publicly traded Utah corporation, in the business of supplying call processing software systems. In January 2002, he was appointed The Amanda Company's chief financial officer and served in that capacity through May 2002.

Since July, 2003, Mr. Lieberman has been the Chief Financial Officer of John Goyak & Associates, a Las Vegas, Nevada, aerospace consulting firm. From 1997 to 2000, he served as President of International Purity Corporation, a Saginaw, Texas, manufacturer of water filtration systems, as well as having served as the President of JLS Services, Inc., a Las Vegas, Nevada, company that managed 20 partnerships with net assets in excess of $100 million. In addition, between 1998 and 2000, Mr. Lieberman served as the Chief Operating Officer of Equinox International Corporation, a Las Vegas, Nevada, network marketing company; Advanced Marketing Seminars, a Las Vegas, Nevada, motivational seminar company; and BG Management Services, a Las Vegas, Nevada, holding company for various businesses and partnerships.

Dale Barnhart
-------------

Mr. Barnhart has more than 36 years of retail merchandising, buying and grocery experience. On March 1, 2004, he joined the Registrant as President of its Geyser Beverages, Inc., subsidiary and, as of June 16, 2004, he became the Registrant's Chief Financial Officer. From 2000 to 2004, Mr. Barnhart was a buyer for Big Saver Foods, a Southern California grocery retailer. During the two prior years, he was in retail management at the Max Foods division of Albertsons, Inc.

Mr. Barnhart attended Rio Hondo Junior College, majoring in
Accounting and Corporate Taxation, and is a Certified and Bonded Tax Preparer.

Item 7.   Financial Statements and Exhibits

a.   Financial Statements

     None.

b.   Pro Forma Financial Information

     None.

c.   Exhibits.

     99.1 American Water Star, Inc. June 17, 2004 Press
          Release concerning AMEX listing

     99.2 Audit Committee Charter, as adopted June 17, 2004



                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              AMERICAN WATER STAR, INC.


June 17, 2004                 By:  /s/ Roger Mohlman
                                   Roger Mohlman
                                   President and Chief Executive Officer


Exhibit Index.

99.1 American Water Star, Inc. June 17, 2004 Press Release concerning AMEX listing.

99.2 Audit Committee Charter, as adopted June 17, 2004